SUB ITEM 77I:  Terms of new or amended securities.

On December 26, 2000, the Trust registered two new portfolios, the Core Equity Fund and the Kansas Tax-Free Intermediate Bond Fund, offering Service and Institutional share classes. On December 26, 2000, the Trust registered the Service share class for two existing portfolios, the National Tax-Free Intermediate Bond Fund and the Missouri Tax-Free Intermediate Bond Fund. The information required by Sub-Item 77I is incorporated by reference to Post-Effective Amendment No. 14 to the Trust's Registration Statement on Form N-1A filed on December 21, 2000.